Free Writing Prospectus

Filed Pursuant to Rule 433

Dated March 15, 2016

Registration Statement Nos. 333-208514 and 333-208514-03

** Full Pxing Details** $1bn Ford Credit Auto Lease Trust (FORDL) 2016-A

Joint Bookrunners: Citi, Credit Agricole Securities, HSBC, and SMBC Nikko

Co-managers:	BB Securities Limited, U.S. Bancorp Investments, Inc.
Selling Group:	Great Pacific Securities, Drexel Hamilton

CLS	QTY($MM)	RTG(S/F)	WAL	EXP MAT	LGL FIN	BNCH	SPD		YLD	CPN	PRICE
A1	167.00	A-1+/F1+	0.32	10/16	03/15/17	YLD			0.670%	0.67%	100.00000
A2a	213.00	AAA/AAA	1.10	11/17	11/15/18	EDSF	+54	bp	1.426%	1.42%	99.99806
A2b	200.00	AAA/AAA	1.10	11/17	11/15/18	1ML	+54	bp			100.00000
A3	228.00	AAA/AAA	1.87	05/18	04/15/19	EDSF	+69	bp	1.718%	1.71%	99.99656
A4	94.00	AAA/AAA	2.20	07/18	07/15/19	ISWAPS	+80	bp	1.863%	1.85%	99.98748
B	50.70	AA+/AA	2.34	08/18	08/15/19	ISWAPS	Retained
C	47.30			— NOT OFFERED —

* Deal is Reg AB II compliant

FORMAT	:	PUBLIC/ SEC-REG
SETTLE	:	3/22/16
FIRST PAY DATE	:	4/15/16
DISTRIBUTION	:	Monthly on the 15th
RATINGS	:	S&P/Fitch
PRICING SPEED	:	100% PPC
TICKER	:	FORDL 2016-A
MIN DENOMS	:	$1k by $1k
ERISA ELIGIBLE	:	Yes across all tranches
DELIVERY	:	DTC, Eurostream, Clearstream
B&D	:	Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.